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                                                                   EXHIBIT 99.1

                                NEWS RELEASE

FOR:            CKE Restaurants, Inc.

CONTACT:        Suzi Brown/CKE Restaurants, Inc.
                Sharon Hamilton/Hardee's Food Systems, Inc.
                919/450-8978

                        CKE RESTAURANTS, INC. ANNOUNCES
                       COMPLETION OF HARDEE'S ACQUISITION

        ANAHEIM, Calif. -- July 16, 1997 -- CKE Restaurants, Inc. (NYSE:CKR) today announced that it has completed the acquisition of Hardee's Food Systems, Inc. from Montreal-based Imasco Limited for $327 million and is subject to adjustment upon receipt of an audited balance sheet as of July 15, 1997.

         The purchase of Hardee's was financed by $104.1 million in borrowings under a $300 million bank financing led by Banque Paribas and $222.9 million in net proceeds (after deducting underwriters' discounts) from a secondary offering of 8,337,500 shares of CKE common stock, including 1,087,000 shares that the underwriters elected to purchase pursuant to an over-allotment option granted in connection with the offering, at $28.00 per share.

        "This is an historic day for CKE Restaurants," said William P. Foley II, CKE's chairman and chief executive officer. "The combination of Hardee's and Carl's Jr. gives CKE a national presence with nearly 4,000 quick-service hamburger restaurants stretching from coast to coast."

        "We've got out work cut out for us, and a great group assembled to get the job done," said Rory J. Murphy, Hardee's newly appointed president and chief operating officer. "I am looking forward to working with the Hardee's team as well as our franchise partners to help move Hardee's forward."

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        Initial plans include testing a dual-brand restaurant, incorporating both brands under one roof, featuring Hardee's breakfasts and Carl's Jr.'s charbroiled burgers and chicken sandwiches. Three test markets have been designated with a conversion target date of November 1.

        Hardee's system includes 3,119 restaurants in 40 states and 10 countries, of which 782 are Company operated and 2,337 are operated by Hardee's franchisees and licensees.

        CKE Restaurants, Inc. is the parent of Carl Karcher Enterprises, Inc., Casa Bonita Incorporated and Summit Family Restaurants Inc. Carl Karcher Enterprises, Inc., along with its franchisees and licensees, operates 668 Carl's Jr. and 26 Rally's quick-service restaurants, including 80 Carl's Jr./Green Burrito dual-brand locations, primarily located in California, Nevada, Oregon, Arizona, Mexico and the Pacific Rim. Casa Bonita Incorporated operates 107 Taco Bueno quick-service restaurants in Texas and Oklahoma. Summit Family Restaurants Inc. has restaurant operations in nine Western states, including 74 Company-operated and 20 franchised JB's Restaurants, 16 HomeTown Buffet restaurants and six Galaxy Diner restaurants.

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